Item 77K- Changes in Registrants Certifying Accountant


On May 20, 2005, BKD LLP resigned as the independent registered public accounting firm for the Trust. BKD LLP was previously engaged as the independent registered public accounting firm to audit the Funds financial statements. At no time preceding the resignation of BKD LLP were there any disagreements with BKD LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. At no time preceding the resignation of BKD LLP did any of the events enumerated in paragraphs (1)(v)(A) through (D) of Item 304(a) of Regulation S-K occur. The Trust engaged Briggs, Bunting & Dougherty, LLP as its new independent registered public accounting firm on June 6, 2005. At no time preceding the engagement of Briggs, Bunting & Dougherty, LLP did the Trust consult Briggs, Bunting & Dougherty, LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event, as such terms are defined in Item 304 of Regulation S-K.